EarthGrid PBC

Breaking through the barriers of traditional, slow, and costly boring tech, EarthGrid deploys patented plasma technology to tunnel and excavate at a fraction of the cost and time. We are replacing our outdated and vulnerable infrastructure with a grid that is resilient, efficient, and future-proof.


EARTHGRID

Invest

$99 minimum investment

DEADLINE: July 26, 2024

in 4 days

SHARE PRICE

$5.50

TOTAL RAISED

$105,034

VALUATION

$80,412,096

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

EVOLVING OUR INFRASTRUCTURE

Breaking through the barrier of traditional, slow and costly boring tech using revolutionary Plasma Boring Technology.

Imagine a network of underground utility tunnels, big enough to walk in and perform maintenance that normally requires specialized equipment and tremendous expense, connecting every city (including underserved communities) on every continent, moving 100% clean energy, water, high-speed data & e-commerce goods via pneumatic tubes.

What if these tunnels are created exponentially faster at a fraction of the cost of conventional techniques, with a plasma-powered robot using primarily renewable power & air? Does that sound like a future you want to help build?

EarthGrid's vision is to build resilient and efficient underground infrastructure that can respond to the demand for renewable energy by carrying power, water, high-speed fiber, and more.

HIGHLIGHTS

- Revolutionary Plasma Boring Tech
- 8 Patents, 152 Claims + Trade Secrets
- Plasma Excavation System (PES)
- Tunnel Boring Robot (TBR)

Troy Helming
CEO & UNICORN FOUNDER



5 previous exits in clean energy infrastructure.

SUCCESS TO DATE

- **Troy Helming, Founder and CEO**
  Troy Helming is a clean energy industrialist & pioneer, visionary entrepreneur, innovator, and author of The Clean Power Revolution. He has founded companies that have generated billions in economic impact, including 2 Unicorns, and invented two technologies that have led to more than 172 clean energy patent claims.
- **Key Team & Advisors have previously accomplished:** 6 Exits, 2 Unicorns, $350M Raised.
- **Traction: Rights of Way —** State Utility CPCNs (Certificate of Public Convenience and Necessity) in 45 States, 96% of the population, 97% GDP).
- **Intellectual Property —** EarthGrid has a comprehensive trade secrets & patent strategy, with counsel NDWE LLP guiding us. 152 Patent Claims to this day (across 8 total patents), 82 published, 70 pending.
- **$50M Raised to date**
  2016-2021 Founder: $13M
  2022 Pre-Seed: $7M (3x Over-subscribed)
  2023 Seed: $30M (2x Over-subscribed)
- **9-Torch TBR (Tunnel Boring Robot) in development.** Testing commenced April 2024.
- **PES (Plasma Excavation System)**
  Originally completed in Jan 2023 (1 torch). Updated system (2-torch) plans to be ready in Q2.
- **Awards**
  Pepperdine Most Fundable Companies 1st Place (Platinum Award among 4,000+ startups competing)
  1st Place at 20+ Pitch Events: SAC Angels, Pismo Ventures, Kyto Keiretsu.
- **Financials**
  Revenue: $0.4M in 2023 (Trenching)

PROBLEM


THE PROBLEM
Our infrastructure is failing us.
In more ways than one.



- Unreliable and unsightly power lines result in wildfires and are extremely vulnerable to weather events.
- The current grid cannot remotely handle our demand for clean energy. It is inefficient and lacks both capacity and distribution capabilities.
- We deserve a resilient, reliable, and efficient infrastructure that can carry us into the future: a SuperGrid.

In 2021, America's infrastructure received an overall grade of C- from the American Society of Civil Engineers

We're breaking through the barrier of traditional, slow and costly boring tech.

EarthGrid deploys patented plasma technology to tunnel and excavate at a fraction of the cost and time, avoiding the numerous pitfalls of traditional tunnel boring projects:

- Traditional Tunnel Boring projects are slow and costly.
- Permitting hurdles, like obtaining Rights-of-Way, stop projects dead in their tracks.
- Traditional tunneling is unable to meet increasing demand for renewable energy, high-speed internet, water, and more.

Replacing our outdated, vulnerable grid is a huge responsibility, one that EarthGrid is committed to, creating a reliable, efficient, and resilient SuperGrid to satisfy our rapidly rising needs.

SOLUTION

Groundbreaking plasma tunnel-boring technology.

Our tech is powerful, sustainable, and incredibly efficient.

EarthGrid's patented plasma-powered machines quickly bore through rock by inducing thermal shock to the surface that results in spallation: tiny bits and pieces flying off due to stress.

No drilling chemicals needed.

Our plasma-powered machines can tackle any type of hard rock, like granite or basalt, thanks to our specialized rock-recipes. A dedicated approach to each rock type quickly and efficiently introduces spallation.

Right-of-Way


WA
OR
MT
ID
ND
MN
SD
WY
NE
IA
WI
MI
NY
VT
ME
NH
MA
RI
CT
PA
NJ
DE
MD
NV
UT
CO
CA
KS
MO
IL
IN
OH
WV
VA
KY
AZ
NM
OK
AR
TN
NC
SC
MS
AL
GA
TX
LA
FL

CPCN Certified States

A Certificate of Public Convenience and Necessity (CPCN) or certificate of public convenience is a type of regulatory compliance certification for public service industries.

- **~9x** more reliable than overhead power lines More protected from — and resilient to — **severe weather and vandalism**
- Avoids the risk of **wildfire**
- **Safer** for workers both on and off-site
- **Current grid can't handle the transition** to renewable energy

BUSINESS MODEL

B.A.D.A.S.S.™ MODEL

Boring And Drilling As a Simple Service (cash,profit) aka BAAS – "Boring As A Service"

B.O.O.M.™ MODEL

Build, Own, Operate & Maintain(rapid Assets, long-term ARR cashflow)

Superior, low-cost tunneling

Proprietary, patented IP

Team Expertise + Rock Recipes

MARKET


AIMING TO DISRUPT A
TRILLION-DOLLAR MARKET

A transition to renewable energy in the US will require significant electrical grid infrastructure additions on local, state and national levels. This is driven by increasing electricity demand and changing supply location. The current grid and fiber data network cannot handle the increased demand. In addition to electricity supply; high speed internet, water/wastewater, and highway/railroad tunnel infrastructure will need to be added or replaced. Current technology to accomplish this is slow and costly in the best case. In the worst case, delays make cost and timeline unpredictable.


Evolving Infrastructure
2.7 trillion-dollar market (TAM).
EARTHGRID
$2T
Transportation & Stormwater
(large tunnels)
$407B
Electric Power
$245B
Other Utilities
i.e.: Water
Endorsed by Power Delivery Intelligence Initiative
GLOBAL TRENDS
Global tunnels market = 3x Growth
Brownfield Remediation (15m acres in USA)
$700B new electric lines needed by 2060
5G, data centers, crypto, EVs & electric Heating = 3x Grid Demand
$420 B from US Govt Infrastructure Funding Gap = $2.59 Trillion (ASCE 2021 report card)

PRESS

EarthGrid has been featured in:

- San Francisco Business Times
- The Wall Street Journal
- California Business Journal

Leadership and Advisory Team

Visionaries, Luminaries, Leaders, Doers

And the ones who look after us (Board Members and Key Advisors)



Troy Helming
CEO and Founder

Troy Helming is a clean energy industrialist & pioneer, visionary entrepreneur, innovator, and author of The Clean Power Revolution. He has founded companies that have generated more than $35 billion in economic impact, including 2 Unicorns, and invented two technologies that have led to more than 172 clean energy patent claims.



Scott Lane
COO and Co-Founder

25+ years Senior Advisor and executive in the renewable energy and telecommunications/fiber industries. With over 25 years and more than 7,000 MW's of experience in the Renewable Energy, Construction, and Communications Industry, Scott brings operational, planning, and implementation skill sets that have been acquired and tested throughout the Caribbean, and North, Central and South America. Executive roles at: Centauri Energy, Parsons Engineering, EDF Renewable Energy, enXco, Alcoa Wireless, American Tower.



Jeff Dzado
CTO

Education: Brigham Young University - Idaho, B.S. Computer Engineering
Relevant Experience: Jeff is an expert engineer with experience in making complex systems work in the real world. He has worked on flight controls and estimation systems for more than a dozen UAV systems. He has worked with teams to design, simulate, analyze, build, and optimize operations of large-scale advanced Amazon Fulfillment centers with the largest robotics fleets in the world. Before EarthGrid, he was a founding engineer to launch a banking product for immigrants at a fintech startup.
Former Companies:
– Rockwell Collins: Rockwell Collins Controls Technologies (Formerly Athena Technologies)
– Amazon: Kiva Systems: XB15 team (Kiva was later renamed Amazon Robotics), Prime Air
– Tesla: Factory automation and controls
– Remitly: Passbook



Joan Plastiras, Ph.D.
Board of Directors

Joan is deeply involved in the startup world as an investor, advisor, and board member. She also works as a real estate broker, assisting startups in finding office space and residences for their staff. Her passion lies in revitalizing high-tech manufacturing in Silicon Valley. Previously, she held key roles in two IPO-bound startups and conducted critical research at Lockheed Martin and Sandia National Labs. Joan's academic background includes mathematics research at the University of Pennsylvania.



Rachelle Chong

Board of Advisors

Government/Regulatory Affairs Expert and Advocate in California. Former FCC and California PUC Commissioner. Fields of Expertise: Sharing Economy, Transportation, Telecommunications, Broadband, Telehealth, Wireless, Public Safety Communications, Cable, Digital Literacy, Energy, Smart Grid, Renewable Energy, Electric Vehicle Policy, Autonomous Vehicles, Public Utilities.

Ms. Chong has forged deep ties throughout her legislative and regulatory career, and has developed an expansive local, state, and Federal agency network. This network offers her the unique ability to assist companies in understanding governmental processes, reduce red tape, advocate policy in California and in Washington, D.C., and expedite projects.

CAREER HIGHLIGHTS: Interim General Counsel of Sidecar and regulatory consultant to Lyft. Comcast's VP Government Affairs. Governor Arnold Schwarzenegger appointee to the California's Public Utilities Commission, I become the state agency's point person for telecom, broadband, digital literacy, and Internet policies involving work with the Federal Communications Commission, Dept. of Commerce's NTIA, Department of Energy, and Dept. of Agriculture's Rural Utilities Service. Created a $100M CA Advanced Services Fund to deliver broadband infrastructure to areas without broadband or dial up Internet service. Led nation-leading energy dockets on Smart Grid, Electric Vehicles, Dynamic Pricing & Demand Response.



Rachel Payne

Board of Directors

Rachel is deeply involved in driving systemic change, collaborating with inspiring individuals on innovative projects that aim to reshape the world. Currently, she focuses on climate and sustainability initiatives at X, The Moonshot Factory, concentrating on areas like infrastructure and circular economy. Her background includes pivotal roles at Google, where she helped establish Google.org and Google Africa. She co-founded FEM, a purpose-driven company, and has extensive experience in microfinance and startup ventures. Rachel serves on various boards and mentors aspiring entrepreneurs. She finds fulfillment in creating and implementing impactful solutions, even if she may not always see their full effects firsthand.



Daniel Kammen

Board of Advisors



Audrey Zibelman

Board of Directors

Dr. Daniel M. Kammen is a Professor of Energy at the University of California, Berkeley, with parallel appointments in the Energy and Resources Group, the Goldman School of Public Policy, and the department of Nuclear Engineering. He was appointed by then Secretary of State Hilary Clinton in April 2010 as the first energy fellow of the new Environment and Climate Partnership for the Americas (ECPA) initiative.

Audrey Zibelman is an internationally experienced energy industry executive and board member with more than 30 years in leadership roles in the power sector in the United States, Europe and Australia. She currently serves an Advisor and Non-Executive director to companies and government with a focus on the energy transition. Her most recent executive role was as Vice President of X, Alphabet's moonshot factory where she led a team focused on building digital tools necessary for a decarbonised power system and was an advisor on climate technology. Audrey joined X from the Australian Energy Market Operator (AEMO), Australia's national power and natural gas planner, grid operator and market operator. Audrey was the Managing Director and CEO of AEMO during a time of massive transformation in Australia's energy sector. Before joining AEMO, Audrey was the Chair of the New York Public Service Commission where she was a member of the Governor's cabinet and regulated the electric, gas, water, steam, and communication utilities in New York. Audrey other positions include Founder and CEO of Viridity Energy, a distributed energy optimization platform, EVP and COO of PJM, the world's largest wholesale energy market and Executive at Xcel Energy, the US 5th largest multi-state integrated gas and electric utility.



Curt Hebert, J.D.

Board of Advisors

Throughout Hebert's career, he has worked on gas pipeline projects, gas storage projects, electric transmission and generation and finally was spending much of his time on nuclear efforts with Entergy. His diverse range of talents, education and application of fundamentals in the energy space gave rise to his founding of Lexicon Strategy Group. Hebert joined Entergy Corporation as Executive Vice President, External Affairs in 2001 after a lengthy career as a government energy regulator at both the federal and state levels and left in 2010. He supervised the company's system regulatory efforts and strategies, system and federal government relations, environmental policy, external and internal communications, and corporate contribution functions. A member of the Office of Chief Executive reporting to Entergy's Chair and CEO.



John Doucette

Board Observer

John Doucette is a seasoned reinsurance executive who has run multi-billion dollar global underwriting businesses, most recently, CEO of Everest's $7 Billion reinsurance operations. He has significant expertise in underwriting all property & casualty lines of business around the globe, enterprise risk management, capital markets, and structured credit. Former companies he worked at include: Everest Group (ticker symbol EG) and Swiss Re. John is an active investor in clean tech, infrastructure, biotech, cloud computing, and Insurtech early stage companies.



Alysia Helming

Board of Advisors

Alysia Helming is an early pioneer of wind, solar and biofuels in the US. She co-founded, CFO & sold companies >$6B. TradeWind Energy, which was sold in 2019, made Enel Green Power one of the largest wind and solar company in the world. Pristine Sun was the largest developer of small utility-scale solar in California, and is currently developing 5GW+ of new solar & wind globally. Throughout her career, she has raised $1B+ in private equity, debt, corporate and project finance. In 2020, Alysia provided strategic advice to NetFlix to help plan and recruit the team to lead sustainability initiatives for the company globally. Most recently, Alysia is the Founder of EarthStudios, with a vision to be the premium brand in 360 green mainstream entertainment. Alysia is the international bestselling author of the Protogenesis series and Executive Producer of short films distributed in collaboration with the Greek Ministry of Tourism and Discover Greece. She is a featured Keynote Speaker in sustainability, renewable energy and women's empowerment, serving as Honorary Ambassador in the US for an international women's organization, Creative Women Platform. She manages solar assets and investments across six companies at Green Reach Inc, a diversified holding company owned by the Helming Family Trust. In Europe, she has spearheaded non-profit initiatives focused on SDGs, smart energy and environmental education through her role on the Leadership Council for the United Nations Sustainable Development Solutions Network (UN SDSN), and as Advisor for ARSINOE, which is building climate resilent solutions through 14 countries and 15m euros grant from EU Horizons 2020. Alysia has 30+ years' experience, including CFO for four successful companies, providing finance and business strategy advisory services to CFOs & CEOs across industries for Fortune 50, mid-sized and early stage companies, including Jacuzzi, Bushnell, Wells Fargo, Hallmark Cards, DST Systems and Exelon. She has Big 6 experience in accounting and finance, serving as lead analyst to the CFO of Wells Fargo and Manager for Price Waterhouse Coopers and Arthur Andersen.

INVESTOR INVITATION

EarthGrid's goal is to evolve our outdated infrastructure so it can better serve us all. Resilient and efficient underground utility tunnels that can satisfy the demand for renewable energy are created through revolutionary plasma boring technology that transforms impossible projects into reality.

USE OF PROCEEDS

If the offering's maximum amount of $2,996,400 is raised:

Use	Value	% of Proceeds
Capital Equipment	$1,500,000	50.1%
State CPCN Filings & License Acquisitions	$349,577	11.7%
Integrated Seismic Prediction Development and Start Up Costs	$500,000	16.7%
Wholly-Owned Line Construction	$500,000	16.7%
Intermediary fees	$146,824	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in EarthGrid PBC. This offering must raise at least $10,000 by July 26, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. EarthGrid PBC may issue additional securities to raise up to $2,996,400, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

15,165,181 shares
× $5.50 per share

$83,408,496 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on May 22, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

- May 22, 2024 — Primary offering of 544,800 shares at $5.50
- May 22, 2024 — Filed Form C
- Sep 15, 2023 — Thanks to you, our equity crowdfunding campaign...
- Sep 1, 2023 — Primary offering finalized, selling 748,381 shares
- Aug 31, 2023 — It's crunch time! EarthGrid just surpassed...
- Aug 30, 2023 — It's the final countdown! In just 1 day,...
- Aug 28, 2023 — ▯ Only 3 Days Left to Transform the Future with...
- Aug 25, 2023 — The clock is ticking! With just 6 days...
- Aug 25, 2023 — At the core of EarthGrid's competitive edge...
- Aug 24, 2023 — We invite you to join EarthGrid's exclusive...
- Aug 24, 2023 — Hello EarthGrid Community, The countdown is...
- Aug 21, 2023 — Hello EarthGrid Community, The countdown has...
- Jul 18, 2023 — Our team recently attended the prestigious...
- Jul 17, 2023 — Did you know that the majority of solar and...
- Jul 14, 2023 — What sets EarthGrid apart is our cutting-edge...
- Jul 11, 2023 — Hello EarthGrid Community, Milestone...
- Jun 28, 2023 — In today's ever-changing world, corporate...
- Jun 21, 2023 — Hello EarthGrid Community, EarthGrid, with...
- Jun 19, 2023 — In a recent webinar, the EarthGrid team...
- May 23, 2023 — EarthGrid's innovative technology has the...

May 18, 2023 • EarthGrid™ is revolutionizing the construction...

May 17, 2023 • Hello EarthGrid Community, Water scarcity and...

Apr 29, 2023 • We are excited to announce that we have...

Apr 26, 2023 • Here are some of the benefits of our plasma...

Apr 21, 2023 • Thank you for considering EarthGrid as a...

Apr 19, 2023 • EarthGrid is bringing the world an innovative...

Apr 11, 2023 • Introducing EarthGrid™, one of the world's...

Nov 14, 2022 • Primary offering of 1,141,552 shares at $4.38

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